UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	October 6, 2006

NEW RIVER PHARMACEUTICALS INC.

(Exact name of Registrant as specified in charter)

Virginia	000-50851	54-1816479
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1881 Grove Avenue, Radford, Virginia	24141
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code	(540) 633-7978

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On October 6, 2006, New River Pharmaceuticals Inc. (the “Company”) received a positive determination from the U.S. Food and Drug Administration on its first product candidate. The Company announced that it has received an approvable letter from the FDA for 30mg, 50mg and 70mg capsules of NRP104 (lisdexamfetamine dimesylate), for the treatment of Attention-Deficit/Hyperactivity Disorder (ADHD) in children aged 6 - 12. Developed by the Company as a once-a-day medication to provide efficacy throughout the day up to 6 p.m., NRP104 is a new chemical entity in which d-amphetamine is covalently linked to l-lysine, a naturally occurring amino acid. NRP104 remains inactive until converted in the body and the active, d-amphetamine, is gradually released.

In January 2005, the Company and Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) signed a collaboration agreement to develop and commercialize NRP104.

According to the FDA’s letter, marketing approval of NRP104 is contingent upon final scheduling by the U.S. Drug Enforcement Administration (DEA). No additional studies have been requested by the FDA as a condition for approval of NRP104. The Company and Shire will continue dialog with FDA officials to agree upon a final trade name.

The Controlled Substance Staff of the FDA has initially proposed that NRP104 be placed in Schedule II of the Controlled Substance Act. The initial proposal will be submitted to the DEA, which is responsible for making a final scheduling assignment. The Company anticipates timely resolution of this process.

The Company is preparing for a product launch in the second quarter of 2007.

The Collaboration Agreement

Certain information contained in the press release regarding the terms of the collaboration agreement between the Company and Shire, as well as the formula referred to in the press release and attached hereto as Exhibit 10.22, were subject to a confidential treatment request submitted to the U. S. Securities and Exchange Commission (the “SEC”) on April 1, 2005. The redacted version of the collaboration agreement was filed as Exhibit 10.13 to the Company’s annual report on Form 10-K filed with the SEC on April 1, 2005.

Under the terms of the agreement, the parties will collaborate on NRP104 development, manufacturing, marketing and sales in the U.S. Shire will book the product sales and the Company may supply up to 25 percent of the sales effort under a co-promotion right. The Company will be financially and operationally responsible for clinical and manufacturing development.

Upon receiving marketing approval in the U.S., the agreement requires Shire to launch and commercialize NRP104 carrying out its obligations and tasks consistent with the reasonable best practices of the pharmaceutical industry for the development or commercialization of a pharmaceutical product having similar market potential, profit potential or strategic value, based on conditions then prevailing. The agreement also obligates Shire to give NRP104 marketing and promotional priority over its other oral ADHD stimulants should NRP104’s label contain a claim relating to a decreased potential for abuse or overdose protection.

Under the agreement, in the event that NRP104 is approved with a Schedule III, IV or V classification or be unscheduled (“favorable scheduling”), the parties will divide operating profit as follows: New River will receive 25 percent of profits for the first two years following launch, and the parties will share the profits equally thereafter. However, in the event that NRP104 receives a final Schedule II classification, the collaboration agreement allows for an alternative profit-sharing scheme. Under this scenario, New River’s share of U.S. product profits for the first two years will be at least 25%, though it may increase to a value determined by a preset formula. After the first two years, it will be at least 50%, though it may increase to a value determined by a preset formula. These formulas, which include yearly threshold sales, are set forth on Exhibit 10.22, which is Exhibit B to the collaboration agreement.

Shire paid an initial sum of $50 million on signing the collaboration agreement and $50 million upon acceptance of the filing of the New Drug Application by the FDA. Should NRP104 receive favorable scheduling by its first commercial sale, the agreement entitles the Company to a $300 million milestone payment. Should NRP104 launch under a Schedule II classification but receive favorable scheduling within 3 years of the first commercial sale, the agreement provides for an alternative milestone payment on a sliding scale as follows: if the favorable scheduling occurs within one year of the first commercial sale, the milestone payment will be $200 million; if it occurs by the third anniversary, the milestone payment will be $100 million.

In addition, the Company will be entitled to a $100 million milestone payment at the end of the first calendar year in which cumulative worldwide net sales of all collaboration products during that calendar year exceed $1 billion.

Shire is entitled to terminate the agreement until 30 days following approval of NRP104. If Shire terminates before regulatory approval, no payment would be due Shire. If Shire terminates after approval and NRP104 has received a favorable scheduling assignment, no payment would be due Shire. If the approved NRP104 has received a Schedule II classification, Shire would be entitled to a $50 million termination payment, payable in cash, common stock, or an unsecured, 5-year promissory note, as will be agreed upon by Shire and the Company.

The press release issued on October 6, 2006 by New River is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)    Exhibits.

10.22	Calculation of U.S. product profit share for Schedule II Classification

99.1	Press release issued on October 6, 2006 by New River.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2006

NEW RIVER PHARMACEUTICALS INC.

	By:	/s/ Randal J. Kirk
Randal J. Kirk
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number            Exhibit

10.22	Calculation of U.S. product profit share for Schedule II Classification

99.1	Press release issued on October 6, 2006 by New River.